Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 29, 2009, relating to the consolidated financial statements and financial statement schedule and the retrospective adjustments to the 2007 consolidated financial statements of H&R Block, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding H&R Block, Inc.’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on May 1, 2007), and the effectiveness of H&R Block, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of H&R Block, Inc. for the year ended April 30, 2009.

Kansas City, MO

July 31, 2009